Exhibit 5.3
BRIDGEWATER PLACE POST OFFICE BOX 352
GRAND RAPIDS, MICHIGAN 49501-0352

TELEPHONE 616/336-6000 FAX 616/336-7000 WWW.VARNUMLAW.COM

October 18, 2013

CST Brands, Inc.
One Valero Way
Building D, Suite 200
San Antonio, TX 78249
Re:    Registration Statement on Form S-4 filed on September 13, 2013 by CST Brands, Inc.
Ladies and Gentlemen:
We have acted as special Michigan counsel to CST Metro LLC, a Michigan limited liability company (the "Company"), a subsidiary of CST Brands, Inc., a Delaware corporation ("CST"), in connection with the Company's guarantee set forth in Article 10 of the Indenture (as defined below) (the "Guarantee") of the $550.0 million aggregate principal amount of CST's 5.0% Senior Notes due 2023 (the "Exchange Notes") offered pursuant to a Registration Statement on Form S-4 of CST, the Company and the other subsidiaries of CST named as guarantors (collectively with the Company, the "Guarantors") filed with the Securities and Exchange Commission (the "Commission") on September 13, 2013, and amended on October 18, 2013 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to CST's offer to exchange (the "Exchange Offer") the Exchange Notes for a like principal amount of the Company's issued and outstanding 5.0% Senior Notes due 2023. The Exchange Notes will be issued pursuant to the Indenture dated May 1, 2013 (the "Indenture"), by and among CST, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"), which provides for the guarantee of the Exchange Notes by each of the Guarantors to the extent set forth in Article 10 of the Indenture (the "Guarantees"). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.
In arriving at the opinions expressed below, we have examined and relied on the original, or a copy, certified or otherwise represented to us to be an execution copy thereof, of each of the following documents:

(a)	the Indenture;

(b)	form of Exchange Note;

(c)	the Articles of Organization of the Company, certified by the Michigan Department of Licensing and Regulatory Affairs as of September 5, 2013;

(d)	a Certificate of Good Standing of the Company, certified by the Michigan Department of Licensing and Regulatory Affairs as of October 17, 2013;

(e)	the Operating Agreement for the Company;

(f)	Resolutions, dated April 15, 2013, adopted by the Board of Directors of the Company prior to its conversion to a limited liability company (known as Valero Diamond Metro, Inc., a Michigan corporation, at the time the Board of Directors adopted the resolutions) pertaining to the transactions under the Indenture; and

(g)	a Secretary's Certificate of the Company.
We have also examined such other documents corporate records, certificates of officers of the Company and public officials (a) originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents, certificates, limited liability company and official records, affidavits and other instruments and (b) such laws and regulations, as we deemed necessary or appropriate for purposes of this opinion.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, or photostatic copies, the authenticity of the originals of such copies, and the final forms of the documents are in all material respects identical to the drafts last delivered to us. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than the Company) had the power, corporate or otherwise, to enter into and perform all obligations thereunder, have also assumed the due authorization by all requisite action, corporate or otherwise, the execution and delivery by such parties of such documents and the enforceability thereof on such parties, and have also assumed that the parties have satisfied those legal requirements (other than as expressly set forth in our opinions below) that are applicable to it to the extent necessary to make the documents enforceable against it and those legal requirements pertaining to their status as such status relates to its rights to enforce the documents against the Company. We have also assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress, undue influence or breach of fiduciary duties with respect to any of the matters relevant to the opinions expressed herein, and all parties have complied with any requirements of good faith, fair dealing and conscionability.
In expressing our opinions herein, we express no opinion as to compliance with federal, state securities laws and blue sky laws or the qualification of the Indenture under federal or state securities laws, including without limitation the Trust Indenture Act of 1939, as amended. The opinions expressed herein are limited to the laws of the State of Michigan (excluding the securities laws and blue sky laws of the State of Michigan), as currently in effect, and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto (the "Applicable Law"). We do not express any opinion as to the enforceability of the Indenture, the Exchange Notes or the Guarantees.
Members of our firm are admitted to the practice of law in the State of Michigan, and we do not express any opinion as to the laws of any other jurisdiction other than the Applicable Law to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Law, including, without limitation, the fact that the Indenture, the Guarantees, and Exchange Notes state that they are to be governed by the laws of the State of New York, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. We express no opinion as to what law might be applied by any courts to resolve any issue addressed by our opinion, and we express no opinion as to whether any relevant difference exists between the law upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise under the Indenture, the Guarantees, or Exchange Notes. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and we undertake no obligation to update the opinions based upon any such change in the laws.
The terms "knowledge," "known" and any similar terms or phrases whenever used in this opinion letter with respect to our firm mean conscious awareness without a duty of investigation at the time this opinion letter is delivered on the date it bears by the following Varnum LLP lawyers: Harvey Koning, Mary Kay Shaver and Michael Kling (together, the "Designated Transaction Lawyers"). We have not participated in the preparation of any offering materials relating to the Company or the Exchange Offer and assume no responsibility for the contents of any such materials. We have not been involved in the negotiation, preparation or execution of the documents relating to the Exchange Offer or any of the related agreements executed or delivered in connection therewith.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

(1)
the Company (i) is existing and in good standing under the laws of the State of Michigan, and (ii) has the requisite company power and authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee).

(2)	the Indenture (including the Guarantee) has been duly authorized, validly executed and delivered by the Company; and

(3)
To our knowledge, no consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required under the Applicable Law for the consummation by the Company of the transactions contemplated by the Indenture (including the Guarantee) in connection with the issuance of the Guarantee by the Company, except such as may be required under state securities laws and except for the order of the Commission declaring effective the Registration Statement.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have knowledge at the time this opinion is delivered, by reason of any change subsequent to that time in any fact or any law, other governmental requirement, or interpretation thereof covered by any of our opinions or advice, or for any other reason.
Our opinions are limited to the matters expressly set forth in this opinion letter, and no opinion is implied or may be inferred beyond the matters expressly so stated. We are not opining as to the reasonableness or accuracy of any assumption made for the purposes hereof.
We hereby consent to the use of our name in the Registration Statement as counsel who has expressed an opinion upon certain legal matters in connection with the issue and sale of the Exchange Notes (including specifically the reference contained under the caption "Legal Matters") and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder. We further consent to the reliance on our opinion letter by Jackson Walker L.L.P., counsel to CST, for purposes of its opinion letter filed as Exhibit 5.1 to the Registration Statement.
Very truly yours,
VARNUM
/s/ Mary Kay Shaver